Mail Stop 3561

April 25, 2006


Via U.S. Mail

Ms. Rhonda J. Parish
Executive Vice President
Denny`s Corporation
203 East Main Street
Spartanburg, South Carolina 29319-9966


	RE:	Denny`s Corporation
		Form 10-K for the fiscal year ended December 28, 2005
		Filed March 13, 2006
		File No. 000-18051

Dear Ms. Parish:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


Sincerely,



Linda Cvrkel
Branch Chief


Ms. Rhonda Parish
Denny's Corporation
March 30, 2006
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